EXHIBIT 10.8

AMEGY BANCORPORATION, INC.
FIFTH AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS
DEFERRED FEE PLAN

1.    Purpose. The purpose of the Plan is to provide Non-Employee Directors an opportunity to defer payment of all or a portion of their Director’s Fees in accordance with the terms and conditions set forth herein.

2.    Definitions. For the purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Advisory Director” means an advisory director of the Bank Board and     any member of any advisory board of directors or similar group or committee that     may be constituted from time to time by the Board, the Bank Board, or     management of the Company or the Bank.

“Bank” means Amegy Bank N.A., a wholly-owned subsidiary of the     Company.

“Bank Board” means the Board of Directors of the Bank.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time     to time.

“Committee” means the Benefits Committee of the Company.

“Common Stock” means the common stock of the Company.

“Company” means Zions Bancorporation.

“Deferral Election Form” means a document, in a form approved by the Committee, pursuant to which a Non-Employee Director makes a deferral election under the Plan.

“Deferral Period” means each calendar year. The first Deferral Period     under the Plan shall commence January 1, 2002. If an individual becomes eligible     to participate in the Plan after the commencement of a Deferral Period, the     Deferral Period for that individual shall be the remainder of such Deferral Period     following his Election Date.

“Deferred Benefit” means an amount that will be paid on a deferred basis     under the Plan.

“Deferred Compensation Account” means the bookkeeping account     established for each Non-Employee Director for purposes of measuring his or her     Deferred Benefit and shall include subaccounts for Deferred Benefits that are to     be paid at different times and/or in a different manner.

“Director’s Fee” means the cash portion of the annual retainer fee and any other fees payable for service on the Bank Board, including, without limitation, any meeting fees or fees for serving as a chair of any committee of the Bank Board or any fees received as an Advisory Director.

“Election Date” means the day immediately preceding the commencement of a Deferral Period. If an individual first becomes eligible to participate in the Plan after the start of a Deferral Period, the Election Date shall be not later than the thirtieth day following the initial date such individual became a Non-Employee Director.

“Fair Market Value” means the closing sales price of a share of Common Stock on the applicable date (or, if there was no trading in the shares on such date, on the next preceding date on which there was trading) on the principal exchange or system on which the shares are sold, as reported in The Wall Street Journal or other reporting service approved by the Committee.

“Non-Employee Director” means a member of the Bank Board and an Advisory Director who is not an employee of the Company or any of its subsidiaries.

“Plan” means this the Amegy Bancorporation, Inc. Non-Employee Directors Deferred Fee Plan as amended or restated from time to time.

“Separation from Service” occurs when the facts and circumstances indicate that the Non-Employee Director’s membership on the Board has expired or has been terminated. Termination requires action either by the Company with appropriate notice to the Non-Employee Director or by the Non-Employee Director with appropriate notice to the Company. Expiration does not constitute a good faith and complete termination of the Non-Employee Director’s membership on the Board if the Company reasonably anticipates a renewal of the Non-Employee Director’s Board membership. The Company reasonably anticipates the renewal of the Non-Employee Director’s Board membership if the Company intends to reappoint or retain the Non-Employee Director as a member of the Board.

3.    Administration.

(a)    The Plan shall be administered by the Committee.

(b)    The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. The Committee may also select and appoint such advisors, consultants and legal counsel as the Committee shall deem appropriate to aid it in carrying out its responsibilities and duties. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA Section 503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferred Compensation Account. The Board will identify three or more individuals to serve as a temporary replacement of the Committee members in the event that all three members must abstain from voting.

(c)    Each member of the Committee and each other person acting at the direction of or on behalf of the Committee shall not be liable for any determination or anything done or omitted to be done by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own gross negligence or willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bylaws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

4.    Shares Available. The Company is authorized to credit up to 125,000 Stock Units and to issue up to 125,000 shares of Common Stock, respectively, under the Plan (the “Plan Limit”). Such shares of Common Stock may be newly issued shares of Common Stock or reacquired shares of Common Stock held in the treasury of the Company.

5.    Deferral of Director’s Fees.

(a)    Deferral Elections.

(i)    General Provisions. Unless the Committee provides otherwise, Non-Employee Directors may elect to defer all, one-half or none of their Director’s Fees with respect to a Deferral Period in the manner provided in this Section 5. A Non-Employee Director’s Deferred Benefit is at all times nonforfeitable.

(ii)    Deferral Election Forms. In order for a Non-Employee Director to participate in the Plan for a given Deferral Period, a Deferral Election Form, completed and signed by him, must be delivered to the Company on or prior to the applicable Election Date or such earlier date specified by the Committee. A Deferral Election Form shall remain in effect only for Deferral Period for that Election Date. A Non-Employee Director electing to participate in the Plan shall indicate on his Deferral Election Form:

(A)    the percentage of the Director’s Fees for the Deferral Period to be deferred, which election shall be irrevocable for such Deferral Period, and

(B)    the timing and manner of payment of the Director’s Fees deferred for that Deferral Period. Any subsequent change as to the timing and manner of payment of Deferred Benefits already credited to the Non-Employee Director’s Deferred Compensation Account must (i) be made at least 12 months prior to the date of the schedule payment or commencement of payment; (ii) delay the subsequent payment or commencement of payment at least five years after the date on which such payment or commencement of payment would otherwise have been made or commenced; and shall not be effective for 12 months following the change.

(iii)    Time and/or Manner of Distribution. All distributions shall commence as soon as reasonably practicable following a Separation from Service and in the form of a lump sum unless an earlier time and/or manner of distribution is specified in a properly completed and delivered Deferral Election Form.

(iv)    Effect of No Deferral Election. A Non-Employee Director who does not have a completed Deferral Election Form on file with the Company on or prior to the applicable Election Date for a Deferral Period may not defer his Director’s Fees for such Deferral Period.

(b)    Establishment of Deferred Compensation Accounts. A Non-Employee Director’s deferrals will be credited to a Deferred Compensation Account set up for that Non-Employee Director by the Company in accordance with the provisions of this Section 5.

(c)    Crediting of Stock Units to Deferred Compensation Accounts.

(i)    Number of Stock Units. The portion of the Director’s Fees that a Non-Employee Director elects to defer shall be credited to the Participant's Deferral Account no later than the first business day of the calendar quarter following the date as of which the amount would have been paid to the Participant absent a Deferral Election Form. The number of Stock Units to be credited to the Deferred Compensation Account shall be determined by dividing (1) the amount of the Director’s Fees deferred during such quarter by (2) the Fair Market Value of a share of Common Stock as of the date of crediting, and (3) multiplying such result by 1.25.

(ii)    Dividends. No adjustment or credit will be made to a Deferred Compensation Account by reason of the making of any distribution in respect of the Common Stock, other than a transaction described in Section 7(b).

(iii)    No Rights as Stockholder. The crediting of Stock Units to a Non-Employee Director’s Deferred Compensation Account shall not confer on the Non-Employee Director any rights as a stockholder of the Company.

(iv)    Conversion of Stock Units. The conversion of Stock Units based on stock of Amegy Bancorporation, Inc. to stock of the Company shall be determined by the Company.

(d)    Written Statements of Account. The Company will furnish each Non-Employee Director with a statement setting forth the value of such Non-Employee Director’s Deferred Compensation Account as of the end of each Deferral Period and all credits to and payments from the Deferred Compensation Account during the Deferral Period. Such statement will be furnished as soon as reasonably practical after the end of the Deferral Period.

(e)    Manner of Payment of Deferred Benefit. Payment of the Deferred Benefits shall be in shares of Common Stock. Payment shall be made either in a single lump sum or in a series of five or fewer annual installments, as elected by the Non-Employee Director at the time of the deferral. The amount of each installment payment to a Non-Employee Director shall be determined in accordance with the formula B/(N-P), where “B” is the total value of the Deferred Compensation Account as of the installment calculation date, “N” is the number of installments elected by the Non-Employee Director and “P” is the number of installments previously paid to the Non-Employee Director. Any partial unit resulting in the calculation above will be settled in cash.

(f)    Commencement of Payment of Deferred Benefit. Payment of a Non-Employee Director’s Deferred Compensation Account, including subaccounts, shall commence as soon as reasonably practicable after the earlier to occur of:

(i)    his or her Separation from Service as a Non-Employee Director; and

(ii)    the date specified in the Deferral Election Form executed by the Non-Employee Director;

Notwithstanding the foregoing provisions of this subsection (f), if the Non-Employee Director is employed by the Company or the Bank following his or her Separation from Service as a Non-Employee Director, then payment of such account shall not commence until his or her Separation from Service with the Company or the Bank. A Separation from Service under the immediately preceding sentence occurs when the facts and circumstances indicate that an employee and the Company or the Bank reasonably anticipate that no further services would be performed after a certain date (whether as an employee or as an independent contractor) or that the level of bona fide services the employee would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36 month period (or the full period services to the Company or Bank if the employee has been providing services to the Company or Bank less than 36 months) and in accordance with Code §409A, Treas. Reg. §1.409A-1(h), and other applicable guidance issued by the Internal Revenue Service. Further, if he or she is a “specified employee’ as defined under Section 409A(a)(2)(b)(i) of the Code or the regulations promulgated thereunder, payment of a such participant’s Non-Employee Director’s Deferred Compensation Account cannot be made before the earlier of (i) the date that is six months after the date of the specified employee's Separation from Service; or (ii) the date of the specified employee's death.

(g)    Death. In the event of a Non-Employee Director’s death, the Non-Employee Director’s entire Deferred Benefit will be distributed in a lump sum to the Non-Employee Director’s beneficiary as soon as reasonably practicable after the date of death.

(h)    Restrictions on Transfer. The Company shall pay all Deferred Benefits payable under the Plan only to the Non-Employee Director or beneficiary designated under the Plan to receive such amounts. Neither a Non-Employee Director nor his beneficiary shall have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so shall be void. A Deferred Benefit shall not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Non-Employee Director’s or beneficiary’s debts or other obligations.

(i)    Domestic Relations Order. In the event the Committee receives a Domestic Relations Order from a potential Alternate Payee, the Committee shall promptly notify the Non-Employee Director, Former Non-Employee Director or Beneficiary whose benefit is the subject of such order and provide him/her with information concerning the Plans’ procedures for administering QDROs. Unless and until the order is set aside, the following provisions shall apply:

(i)    The Committee shall within a reasonable time determine whether the order is a QDRO and shall notify the Non-Employee Director, Former Non-Employee Director or Beneficiary whose benefit is the subject of the order, of its determination. The Committee may designate a representative to carry out its duties under this provision.

(ii)    Nothing in this Section 5(i) shall be deemed to allow payment under a QDRO to an Alternate Payee of any benefit which would violate Section 409A of the Code and any regulations promulgated hereunder and no payment shall occur prior to the date that the Non-Employee Director or Former Non-Employee Director whose benefits are subject to the QDRO would have been entitled to receive payment in accordance with any Deferral Election in existence as of the date of the QDRO. In the event that the QDRO applies to deferrals which occur after the date of the QDRO, the Alternate Payee shall be entitled to a distribution on such future deferrals on the date that the Non-Employee Director or Former Non-Employee Director would have been entitled to receive payment

(j)    QDRO definitions. For purposes of 5(i) the following definitions and rules shall apply:

(i) “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Non-Employee Director or Former Non-Employee Director who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Non-Employee Director or Former Non-Employee Director.

(ii) “Domestic Relations Order” shall mean any judgment, decree, or order (including approval of a property settlement agreement) which:

A. relates to the provision of child support, alimony payments, or marital property rights to a spouse, child, or other dependent of a Non-Employee Director or Former Non-Employee Director and

B. is made pursuant to a state domestic relations law (including a community property law).

(iii) “Qualified Domestic Relations Order” shall mean any Domestic Relations Order which satisfies the criteria set forth as a QDRO under policies established by the Committee.

(k) Change in Ownership or Effective Control. In the event there is a “Change in Ownership or Effective Control” regarding the Company, then notwithstanding any the terms of any Deferral Election, all Deferred Benefits under this Plan shall become due and payable upon the date established by the Committee as the effective date of the change of control. Notwithstanding the foregoing, with respect to “Specified Employees” as defined under Section 409A of the Code, Specified Employee’s benefits will be payable 6 months after the date non Specified Employee’s Deferred Benefits are payable under this Section 5(k). For purposes of this paragraph, “Change in Ownership or Effective Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as determined under Section 409A of the Code or regulations promulgated there under.

6.    Designation of Beneficiary.

(a)    Beneficiary Designations. Each Non-Employee Director may designate a beneficiary to receive any Deferred Benefit due under the Plan on the Non-Employee Director’s death by executing a beneficiary designation form provided by the Company.

(b)    Change of Beneficiary Designation. A Non-Employee Director may change an earlier beneficiary designation by executing a later beneficiary designation form and delivering it to the Company. The execution of a beneficiary designation form and its receipt by the Company revokes and rescinds any prior beneficiary designation form.

7.    Recapitalization or Reorganization.

(a)    Authority of the Company and Stockholders. The existence of the Plan shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks having rights superior to or affecting the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)    Change in Capitalization. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, stock split, combination, exchange of shares or other transaction: (i) such proportionate adjustments as may be necessary (as determined by the Committee in its sole discretion) to reflect such change shall be made to prevent dilution or enlargement of the rights of Non-Employee Directors under the Plan with respect to the aggregate number of shares of Common Stock authorized to be awarded under the Plan and the number of Stock Units credited to a Non-Employee Director’s Deferred Compensation Account, and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion.

(c)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company and to the extent permitted by Section 409A of the Code, all Deferred Benefits credited to the Non-Employee Director’s Deferred Compensation Account as of the date of the consummation of a proposed dissolution or liquidation shall be paid in cash to the Non-Employee Director or, in the event of death of the Non-Employee Director prior to payment, to the beneficiary thereof on the date of the consummation of such proposed action. The cash amount paid for each Stock Unit shall be the Fair Market Value of a share of Common Stock as of the date of the consummation of such proposed action.

8.    Plan Limit, Termination and Amendment of the Plan.

(a)    Plan Limit. If the Plan Limit has been reached, no additional Director Fees may be deferred after that date and any dividend equivalents credited thereafter shall be credited as a bookkeeping “cash” amount, rather than as Stock Units, and shall be credited with interest, until paid in cash, at the Company’s prime rate of interest each valuation date.

(b)    General Power of Board. Notwithstanding anything herein to the contrary, the Board may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part and, upon termination of the Plan, immediately settle all Stock Units in shares of Common Stock notwithstanding any deferral elections to the contrary; provided, however, that no such termination, modification, suspension or amendment shall be effective without stockholder approval if such approval is required to comply with any applicable law or stock exchange rule; and, provided further, that the Board may not, without stockholder approval, increase the maximum number of shares issuable under the Plan, except as provided in Section 7(b) above.

Notwithstanding anything herein to the contrary, (i) no amendment shall be made to the Plan with respect to any amount deferred and vested prior to January 1, 2005 unless such amendment explicitly provides that it is applicable to such amount; and (ii) except as the Committee otherwise determines in writing, no distribution shall be made upon termination of the Plan if such distribution shall be subject to the excise tax applicable under Section 409A of the Code.

9.    Miscellaneous.

(a)    No Right to Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board or Bank Board to nominate any of its members for reelection by the Company’s stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board or Bank Board or an Advisory Director for any period of time, or at any particular rate of compensation.

(b)    Unfunded Plan.

(i)    Generally. This Plan is unfunded. Amounts payable under the Plan will be satisfied solely out of the general assets of the Bank subject to the claims of the Bank’s creditors, except to the extent the Company determines to create a Rabbi Trust to hold assets to satisfy any amounts due participants under this Plan.

(ii)    Deferred Benefits. A Deferred Benefit represents at all times an unfunded and unsecured contractual obligation of the Company and each Non-Employee Director or beneficiary will be a general unsecured creditor of the Bank. No Non-Employee Director, beneficiary or an other person shall have any interest in any fund or in any specific asset of the Bank by reason of any amount credited to him hereunder, nor shall any Non-Employee Director, beneficiary or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan.

(c)    Other Compensation Arrangements. Benefits received by a Non-Employee Director pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other arrangement provided by the Company.
(d)    Securities Law Restrictions. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(e)    Expenses. The costs and expenses of administering the Plan shall be borne by the Bank.

(f)    Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflicts of law principles.
(g)    Effective Date. The Plan shall be effective as of January 1, 2002, with amendments effective as of November 5, 2003. The second amendment and restatement of the Plan shall be effective January 1, 2005, and shall be effective only with respect to amounts deferred and vested on or after January 1, 2005. The fourth amended and restated version of the plan, to the extent necessary to comply with 409A of the Code is deemed effective January 1, 2005. The remaining portions of the fourth amended and restated versions will become effective upon approval by the Board. Accordingly, amounts deferred and vested under the Plan prior to January 1, 2005 shall not be subject to the provisions of this second, third and fourth amendments and restatements but shall be subject to the provisions of the Plan in place prior to such amendment and restatement.

(h)    Section 409A. This Plan is intended to meet the requirements of Section 409A of the Code, and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this Amegy Bancorporation, Inc. Non-Employee Directors Deferred Fee Plan as of the 26th day of July, 2013.

ZIONS BANCORPORATION BENEFITS
COMMITTEE, AS AUTHORIZED

By: /s/ Diana M. Andersen
Title: SVP & Director of HR Benefits